Exhibit 10.2

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PARTICIPATION AGREEMENT

I, SCOTT HARVARD, and First Bank hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Supplemental Executive Retirement Plan (“Plan”) established as of March 1, 2019, by First Bank, as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof. I understand that I must execute this Supplemental Executive Retirement Plan Participation Agreement (“Participation Agreement”) as well as notify the Administrator of such execution in order to participate in the Plan. I acknowledge that I have been given a copy of the Plan document along with this Participation Agreement. The provisions of the Plan are incorporated herein by reference. In the event of an inconsistency between the terms of this Participation Agreement and the Plan, the terms of the Plan shall control, except to the extent that the Plan provides that the Participation Agreement shall control.

Normal Retirement Age. My Normal Retirement Age is age sixty-eight (68).

1.    Separation from Service at or after Normal Retirement Age. I understand that if I remain employed until my Normal Retirement Age, I shall be entitled to the Normal Retirement Benefit, calculated in accordance with Subsections 1.27 and 3.1 of the Plan, subject to all relevant provisions of the Plan. My projected annual Normal Retirement Benefit at Normal Retirement Age is $66,667.00, payable in 180 monthly installments of $5,555.58, commencing on my Benefit Eligibility Date. In the event my retirement occurs after the calendar month in which I reach Normal Retirement Age, my Normal Retirement Benefit will continue to earn interest at the Interest Factor. My Benefit Eligibility Date shall be the first day of the month following my Separation from Service (or if I am a Specified Employee of a publicly traded company, then on the first day of the seventh month following my Separation from Service).

2.    Voluntary or Involuntary Separation from Service Prior to Normal Retirement Age. In the event of my voluntary or Involuntary Separation from Service prior to Normal Retirement Age (other than for Cause, death or Disability, or within two years after a Change in Control), I shall be entitled to my Accrued Benefit, paid in a lump sum benefit on my Benefit Eligibility Date. My Benefit Eligibility Date shall be the first day of the month following my Separation from Service (or if I am a Specified Employee of a publicly traded company, then on the first day of the seventh month following my Separation from Service).

3.    Disability Prior to Normal Retirement Age While Employed. I understand that in the event of my Disability while employed and prior to my Normal Retirement Age, I will be entitled to the Disability Benefit set forth in Section 3.6 of the Plan, which is equal to my Accrued Benefit at Disability, payable on my Benefit Eligibility Date. For these purposes, my Benefit Eligibility Date shall be the first day of the month which is no less than 15 and no more than 45 days following the my Separation from Service due to my Disability determination. My Disability Benefit shall be payable in a lump sum.

4.    Change in Control Prior to Normal Retirement Age. I understand that if the Bank or Company has a Change in Control, followed within two (2) years by my Separation from Service,

I will be entitled to a Change in Control Benefit payable in 180 monthly installments commencing on my Benefit Eligibility Date, unless I elect to receive a lump sum benefit by checking the box below. This election, if made, must be made on my initial participation in the Plan and cannot be changed.

☐    I elect to receive my Change in Control benefit in a lump sum payment.

My Benefit Eligibility Date shall be the first day of the month following my Separation from Service (or if I am a Specified Employee of a publicly traded company, then on the first day of the seventh month following my Separation from Service).

In the event I have a Separation from Service more than two (2) years after a Change in Control, I will not be entitled to the Change in Control Benefit. The benefit to which I am entitled, if any, will be paid under the applicable Section of Article III of the Plan.

5.    Survivor’s Benefit/Death Benefit.

a.    Survivor’s Benefit. I understand that if I die prior to a Separation from Service, my designated Beneficiary shall be entitled to a Survivor’s Benefit equal to my Normal Retirement Benefit, payable in 180 monthly installments commencing on my Benefit Eligibility Date. My Benefit Eligibility Date is the first day of the month which is no less than 15 and no more than 45 days following my death.

b.    Death Benefit. In the event of my death following Separation from Service but before commencement of any payments, the benefit to which I would have been entitled shall be paid to my Beneficiary in the same form as it would have been paid to me, commencing on the earlier of (i) the date on which I would have received the benefit if living, or the first day of the month which is no less than 15 days and no more than 45 days following my death. I understand that if I die after Separation from Service, while a benefit is being paid to me, my designated Beneficiary shall receive the remainder of the payments at the same time and in the same form as I would have received such payments.

6.	Termination for Cause. I understand that if I have a termination for Cause, my entire benefit under this Plan shall be forfeited.

7.
Agreement to Noncompete. In exchange for the benefit available to me under this Plan I hereby acknowledge that I have read and agree to be bound by Section 7.16 of the Plan entitled Benefits Subject to Noncompete Requirement. I further covenant and agree that any benefit to which I am or may become entitled to under this Plan, including a benefit payable in a lump sum shall be conditioned on my compliance with this noncompete covenant and that I will forego or repay any benefit, to the extent such benefit shall have been paid to me prior to my violation of the noncompete covenant (or prior to the Bank’s becoming aware that I have violated the noncompete covenant). I also agree to the terms of Section 7.17 of the Plan (relating to the payment of legal fees incurred to enforce the noncompete).

This Participation Agreement shall become effective upon execution by both Executive and a duly authorized officer of the Bank.

Dated this 15th day of March, 2019.

FIRST BANK	EXECUTIVE

(Bank’s duly authorized Officer)	Scott C. Harvard